Exhibit 3.5

ARTICLES OF INCORPORATION

OF

CALIFORNIA CLEARING CORPORATION

1.	The name of this corporation is:

CALIFORNIA CLEARING CORPORATION

2.	The purposes for which this corporation is formed are:

(a) To engage in the primary business of making and collecting for hotel reservations and services.

(b) To own, operate, maintain, manage, equip, improve, repair, alter and otherwise deal with, use and enjoy, to invent, design, develop, assemble, build, construct, fabricate, manufacture, buy, import, to take, purchase and otherwise acquire, transfer, exchange, lease and otherwise dispose of, and to invest, trade, deal in and deal with goods, wares and merchandise and supplies and other personal property of every class and description.

(c) To purchase, acquire, own, hold, use, lease (either as lessor or lessee), grant, sell, exchange, subdivide, mortgage, convey in trust, manage, improve, construct, operate and generally deal in any and all real estate, improved or unimproved, stores, office buildings, dwelling houses, apartment houses, hotels, manufacturing plants and any and all other property of every kind or description, real, personal and mixed, and wheresoever situated, either in California, other states of the United States, the District of Columbia, territories and colonies of the United States or foreign countries.

(d) To acquire, by purchase or otherwise, the goodwill, business, property rights, franchises and assets of every kind, with or without undertaking, either wholly or in part, the liabilities of any person, firm, association or corporation; and to acquire any property or business as a going concern or otherwise (1) by purchase of the assets thereof wholly or in part, (2) by acquisition of the shares or any part thereof, or (3) in any other manner, and to pay for the same in cash, or in shares, or bonds, or other evidences of indebtedness of this corporation, or otherwise to hold, maintain and operate, or in any manner dispose of the whole or any part of the goodwill, business, rights and property so acquired, and to conduct in any lawful manner the whole or any part of any business so acquired and to exercise all the powers necessary or convenient in and about the management of such business.

(e) To enter into, make, perform and carry out contracts of every kind for any lawful purpose without limit as to amount, with any person, firm, association or corporation, municipality, county, parish, state, territory, government or other municipal or governmental subdivision.

(f) To borrow and lend money, but nothing herein contained shall be construed as authorizing the business of banking or as including the business purposes of a commercial bank, savings bank or trust company;

(g) To carry on any business whatsoever, either as principal or as agent or both, or as a partnership, which this corporation may deem proper or convenient in connection with any of the foregoing purposes or otherwise, or which may be calculated directly or indirectly to promote the interests of this corporation or to enhance the value of its property or business; to conduct its business in this State, in other states, in the District of Columbia, in the territories and in the colonies of the United States and in foreign countries.

(h) To have and to exercise all the powers conferred by the laws of California upon corporations formed under the laws pursuant to and under which this corporation is formed, as such laws are now in effect or may at any time hereafter be amended.

(i) To establish and carry out, alter or amend such estimates, plans, or trusts for providing pensions for employees, officers and directors of the corporation as the Board of Directors may determine to, and so as to be a business expense of the corporation with or without provisions from the beneficiaries.

(j) To provide, alter, or amend such methods or plans for employees, officers and directors to participate in the profits of the corporation as the Board of Directors may determine, including stock purchase plans with restricted stock options.

The above purpose clauses shall not be limited by reference to or inference from one another, and each such purpose clause shall be construed as a separate statement conferring independent purposes and powers upon the corporation.

3. The county in the State of California where the principal office for the transaction of business of this corporation is to be located is the County of Los Angeles.

4. The number of directors of the corporation shall be three (3) and the names and addresses of the persons who are appointed to act as the first directors are as follows:

Name	Address

LEWIS KURTZ	3910 Oakwood Avenue Los Angeles, California

HARRY WALD	3910 Oakwood Avenue Los Angeles, California

EVELYN SPINKS	3910 Oakwood Avenue Los Angeles, California

2.

5. The total number of shares which the corporation is authorized to issue consists of two thousand five hundred (2, 500) shares, all of one class and all without nominal or par value.

The holders of the issued and outstanding shares of the capital stock of this corporation shall at all times be entitled, as of right, to subscribe for and purchase any of the authorized and unissued shares of the same class of the corporation, in proportion to their holdings, when-ever any of said authorized and unissued shares shall be issued by the corporation, whether said issuance be of originally authorized shares, or of shares subsequently authorized by amendment or otherwise.

IN WITNESS WHEREOF, we have hereunto set our hands this     1st     day of         December        , 1966.

/s/ Lewis Kurtz
LEWIS KURTZ

/s/ Harry Wald
HARRY WALD

/s/ Evelyn Spinks
EVELYN SPINKS

STATE OF CALIFORNIA	)
) ss.
COUNTY OF LOS ANGELES	)

On this     1st     day of         December        , 1966, before me, the undersigned, a Notary Public in and for said County and State, residing therein, duly commissioned and sworn, personally appeared LEWIS KURTZ, HARRY WALD, and EVELYN SPINKS known to me to be the persons whose names are subscribed to the foregoing Articles of Incorporation and they duly acknowledged to me that they executed the same.

WITNESS my hand and official seal the day and year in this certificate first above written.

STAMP OF	Fern Plantier
Notary Public, California

3.